Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and the related Prospectus of ArcSight, Inc. pertaining to the 2002 Stock Plan, as amended, and 2000 Stock Incentive Plan for the registration of 1,268,750 shares of its common stock and to the incorporation by reference therein of our report dated September 10, 2007, except Note 14, as to which the date is November 20, 2007, with respect to the consolidated financial statements of ArcSight, Inc. included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 14, 2008